Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 25, 2006 (the “Effective Date”) by and between Medicis Pharmaceutical Corporation Company” or “Medicis”) and Richard J. Havens (“Executive”).
     WHEREAS, the Company currently employs Executive;
     WHEREAS, the Company and Executive (the “Parties”) wish to set forth in writing the terms on which Executive will continue to be employed by the Company;
     THEREFORE, the Parties agree as follows:
1. TERM
     1.1 Term. The term of this Agreement shall commence on the date Effective Date, and shall continue on the terms and conditions set forth below, until Executive’s employment is terminated as provided in Section 5 (the “Term”).
2. POSITION AND DUTIES
     2.1 Position or Duties. Executive shall serve as the Executive Vice President, Sales & Marketing of the Company, and shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding such position. Executive shall also have such additional authority, duties and responsibilities as assigned to him by the Company from time to time with his consent.
3. COMPENSATION
     3.1 Base Compensation. Executive shall be paid a salary at the annual rate of $448,000 (the “Base Compensation”). The Base Compensation shall be reviewed at least annually, and may be increased, but not decreased. In the event that the Base Compensation is increased, the new salary shall be the Base Compensation for purposes of this Agreement thereafter.
     3.2 Bonus Compensation. For each fiscal year during the term of employment, Executive shall be eligible to receive a cash bonus based on a target bonus of not less than 75 % of Executive’s Base Compensation for that fiscal year the portion of which shall be awarded based on the Company’s achievement of certain operating, financial or other corporate goals established by the Board of Directors (the “Board”) of the Company, or the Compensation Committee (the “Committee”) of the Board. The target bonus for any fiscal year that is less than twelve months shall be prorated by multiplying the target bonus by a fraction the numerator of which is the number of months in the fiscal year and the denominator of which is twelve. The bonus compensation shall be paid not later than the 15th day of the third month following the end of the Company’s tax year.

     3.3 Benefits. Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits, including without limitation, medical, dental, vision, disability and life insurance plans, in accordance with the terms of such plans or policies as they may be in effect from time to time, on the same basis as other executive-level employees of the Company.
     3.4 Indemnification and Directors and Officers’ Insurance.
          (a) During the Employment Period and thereafter, the Company shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants and other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company.
          (b) Such indemnification is subject to:
               (i) the Company promptly receiving written notice that a claim or liability has been asserted or threatened (“Notice of Claim”);
               (ii) the Executive providing reasonable cooperation and assistance in the defense or settlement of a claim; and
               (iii) the Company being afforded the opportunity to have the sole control over the defense and/or settlement of such claim or liability.
          (c) Unless within twenty days after receiving the Notice of Claim, the Company notifies the Executive in writing of its intent to defend against such claim or liability, the Executive may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise, and the Company shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within twenty days after receipt by the Company of a written request for such advance, provided such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. If the Company gives the Executive such written notice the Executive also may participate in such defense at his own cost and expense.
          (d) Such indemnification shall continue as to the Executive during the Employment Period and for ten years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of the Executive’s heirs, executors and administrators.
          (e) The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering the Executive to the extent that the Company provides such coverage for its other executive officers. Such insurance coverage shall continue as to the Executive even if he has ceased to be an employee or agent of the Company with respect to acts or omissions which occurred prior to his cessation of employment with the Company.

     3.5 Method of Payment. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Company and/or its respective parents, subsidiaries and affiliates, but shall at all times remain the responsibility of the Company.
     3.6 Vacation. Executive shall be entitled to 25 days of paid vacation annually during the Term. Executive’s vacation pay shall not be subject to the Company’s policies applicable to non-executive employees concerning accrual, use and scheduling of vacation, as such policies may be in effect from time to time. Executive’s vacation pay shall vest in equal increments each pay period during each year, and may not be carried over from year to year. Executive shall provide reasonable notice of his intent to take vacation time to his supervisor and obtain his supervisor’s approval before taking vacation time. Executive must make reasonable efforts to be accessible to the Company during periods of vacation..
     3.7 Business Expenses. Executive shall be entitled to reimbursement of reasonable business expenses in accordance with Company policies, as they may be in effect from time to time.
4. PRIMARY DUTY TO THE COMPANY
     4.1 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and to act in the best interests of the Company. Executive shall devote all of his business time, attention and energies to the business of the Company.
     4.2 Other Activities. Executive may engage in other activities for Executive’s own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that in the judgment of the Board such other activities do not materially interfere with the performance of Executive’s duties hereunder, and do not violate Sections 6 and 7. With regard to any other businesses or activities, Executive shall notify the Board of all such activities and shall not begin such activities until Executive receives written approval from the Board, which shall not be unreasonably withheld or unduly delayed. This restriction shall not apply to a passive ownership by Executive of less than one percent of the securities of a publicly traded entity with a market capitalization greater than $500,000,000 at the time of Executive’s investment.
5. TERMINATION
     5.1 Due to Death. Executive’s employment shall terminate as of the date of his death.
     5.2 Due to Disability. The Company may terminate Executive’s employment if he becomes “disabled”, as defined below, upon thirty days’ written notice to Executive. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue to perform the essential functions of his job with or without accommodation hereunder for six consecutive calendar months or for shorter periods aggregating 125 business days in any twelve month period, or, if this provision is inconsistent with any applicable law, to the extent not prohibited by law.

     5.3 By the Company Without “Cause”. The Company may terminate Executive’s employment without “Cause” as defined in Section 5.5 below at any time upon thirty days’ written notice to Executive.
     5.4 By Executive Without “Good Reason”. Executive may terminate his employment hereunder without Good Reason, as defined in Section 5.6 below, at any time upon thirty days’ written notice (the “Notice Period”) to the Company. During the Notice Period, Executive shall continue to perform Executive’s duties hereunder and shall not be employed by any other person or entity.
     5.5 By The Company For “Cause”. The Company may terminate Executive’s employment for “Cause”. Not less than thirty days prior to the date of termination, Executive shall be notified in writing of the Company’s intention to terminate, the grounds for doing so and the date of the termination. The notice shall specify a date within thirty days of the notice on which Executive shall have an opportunity to address the Board as to the grounds for termination. The Company may relieve Executive of his duties between the date of the notice and the proposed date of termination, and such action shall not constitute “Good Reason” for Executive to terminate under Section 5.6. For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:
          (a) Executive has been convicted of or pled guilty or nolo contendre to any felony;
          (b) Executive has committed one or more acts of theft, embezzlement or misappropriation against the Company;
          (c) Executive has failed to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure has not been remedied within thirty days after written demand for substantial performance was delivered by the Company which demand specifically identified the manner in which the Company believes that Executive has not substantially performed Executive’s duties;
          (d) Executive has materially breached his obligations under this Agreement, including without limitation, Sections 6 and 7, which breach was not remedied within thirty (30) days after written notice was delivered by the Company which specifically identified the breach that the Company believes has occurred;
          (e) Executive has engaged in willful misconduct towards the Company or in any conduct involving moral turpitude that is detrimental to the business or the reputation of the Company; or
          (f) Executive has failed to perform Executive’s duties with appropriate diligence, effort and skill (other than such failure resulting from Executive’s incapacity due to physical or mental illness) as reasonably determined by the Company’s Chief Executive Officer in consultation with the Board, which failure has not been remedied within thirty days after written notice of specifying the failure was delivered by the Chief Executive Officer to Executive.

     5.6 By Executive For “Good Reason.” Executive may terminate his employment for good reason upon at least thirty days prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean: (a) the Company’s material breach of the salary and benefit obligations hereunder, and either such breach is incurable or, if curable, has not been cured within fifteen days following receipt of written notice by Executive to the Company of such breach by the Company; (b) a material, substantial, and permanent reduction in the authority of Executive without Executive’s prior written consent; (c) a material change in Executive’s title without Executive’s prior written consent; (d) Executive’s primary reporting relationship being changed such that Executive no longer reports to an officer above the rank of Executive Vice President of the Company without Executive’s prior written consent; or (e) a relocation of Executive’s primary office to a location that would increase Executive’s commuting distance more than thirty-five (35) miles from Scottsdale, Arizona, without Executive’s prior written consent. Executive shall be deemed to have waived Executive’s right to terminate for “Good Reason” with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty days of such breach or action. The fact that the Company becomes a subsidiary of another entity, or that the Company’s status changes from publicly-traded to privately-held, as a result of the change in control, shall not, by itself, constitute a material reduction in the authority of Executive, a material adverse change in Executive’s title, or Executive’s primary reporting relationship being changed such that Executive no longer reports to an officer above the rank of Executive Vice President of the Company.
     5.7 Severance Payment. In the event Executive’s employment terminates pursuant to Sections 5.4 (Without Good Reason) or 5.5 (For Cause), Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, and Executive shall continue to receive Executive’s Base Compensation and benefits as otherwise provided under this Agreement through the Effective Date of Termination. Executive shall have no further right to receive compensation, benefits or other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits, except as set forth in the final paragraph of this Section 5.7 or as required by applicable law or the Company’s pension or welfare benefit plans. The “Effective Date of Termination” shall be the date of Executive’s Death for a termination under Section 5.1, and the date specified in the written notice of termination for a termination under Sections 5.2, 5.3, 5.4, 5.5 or 5.6.
     In the event that Executive’s employment is terminated pursuant to Section 5.1 (Death), Section 5.2 (Due to Disability), Section 5.3 (Without Cause), or Section 5.6 (For Good Reason), Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, and Executive or Executive’s Trust or estate, as applicable, shall continue to receive compensation as provided in this Agreement through the Effective Date of Termination. Thereafter, Executive shall be entitled to severance pay and benefits as set forth in subparagraph (a) through (c) below provided that not later than sixty days following Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other guidance issued thereunder (“Separation from Service”), Executive (or Executive’s trust or estate, as applicable) executes and delivers, and any revocation period required by law has run and Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form acceptable to the Company not later than one week following Executive’s Separation from Service.
          (a) Amount. In addition to other compensation payable to Executive for services rendered through the Effective Date of Termination, subject to Section 5.9, on the sixtieth day after a Separation from Service, the Company shall pay Executive, as a single severance payment: (i) in the event of termination under Section 5.1 (Death) or Section 5.2 (Disability), one year’s Base Compensation; or (ii) in the event of termination under Section 5.3 (Without Cause) or Section 5.6 (For Good Reason), the sum of two times the highest rate of Executive’s annual Base Compensation in effect during the three years preceding the Effective Date of Termination, two times the highest annual bonus received by the Executive for a twelve month fiscal or twelve month bonus year in the three years preceding the Effective Date of Termination; and a prorated bonus for the year in which the termination occurs determined by multiplying the bonus most recently paid (which shall be annualized for any fiscal year of less than twelve months or year in which Executive received a pro-rated bonus) by a fraction, the numerator of which is the number of days elapsed in the calendar year in which the termination occurs as of the Effective Date of Termination, and the denominator of which is the number of days in the period for which the most recent bonus was paid (collectively, the “Severance Amount”). In the event of termination under Section 5.1 (Death) and/or Section 5.2 (Disability), the Company may elect to provide the Severance Amount directly or through an insurance benefit. Executive agrees to reasonably cooperate with the Company in connection with the Company’s efforts to obtain such insurance, if any.
          (b) Vesting of Equity Awards. In addition to the Severance Amount, all unvested stock options and restricted stock of the Company held by the Executive shall immediately vest as of the Effective Date of Termination (the “Vesting”).
          (c) Benefits. In addition to the Severance Amount and the Vesting, subject to Section 5.9, on the sixtieth (60th) day after a Separation from Service, the Company shall pay to Executive in a single lump sum, an amount equal to twenty-four times the applicable monthly COBRA premium for Executive and his covered dependents (the “Severance Benefits”). The payment of the Severance Benefits shall not affect Executive’s eligibility to elect to continue health care benefits under COBRA at Executive’s own expense.
     In the event of a termination pursuant to Section 5.5(c) or (f), on the thirtieth, sixtieth and ninetieth days after a Separation from Service, the Company shall pay Executive, as a single severance payment, an amount equal to one-thirty-sixth (1/36) of the Executive’s Base Compensation as of the Effective Date of Termination, provided that Executive is not in material breach of any of the provisions of this Agreement, including without limitation, Sections 6 and 7. This amount shall be in addition to all other compensation payable to Executive for services rendered through the Effective Date of Termination. In addition, during the thirty day period following the Executive’s Separation form Service with the Company, the Company may elect, but shall not be obligated, to offer to Executive an additional amount equal to the Monthly Payment, defined below, multiplied by a number selected by the Company that shall be not less than one nor more than twenty-one (the “Multiplier”). The “Monthly Payment” shall be equal to: (i) one-twelfth (1/12) of the Executive’s Base Compensation as of the Effective Date of Termination the highest rate of Executive’s annual Base Compensation in effect during the three years preceding the Effective Date of Termination; and (ii) one-twelfth (1/12) of the highest annual bonus received by the Executive for a twelve month fiscal or twelve month bonus year in the three years preceding the Effective Date of Termination. The amount, if any, so offered, shall be referred to as the “Section 5.5 Payment”. If a Section 5.5 Payment is offered, in order to be eligible to receive the Section 5.5 Payment, within sixty days following the Company’s election to offer a Section 5.5 Payment to Executive, Executive (or Executive’s trust or estate, as applicable) must execute and deliver, and any revocation period required by law must have run and Executive must not have revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and Executive must not be in material breach of any of the provisions of this Agreement, including without limitation, Sections 6 and 7. The Section 5.5 Payment shall be payable in a number of monthly installments equal to the Multiplier. The first monthly installment of the Section 5.5 Payment, if any, shall be payable on the first business day of the fourth month after Executive’s Separation from Service, and the subsequent installments shall be made on the first business day of each month thereafter until all installments have been made.
     5.8 Certain Additional Payments. If any payment or benefit received or to be received by Executive in connection with a change in control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, as amended, the Company will pay to the Executive, within thirty days of any payments giving rise to excise tax, an additional amount (the “gross-up payment”) such that the net amount retained by the Executive, after deduction of any excise tax on the Total Payments and any federal and state and local income and employment tax and excise tax on the gross-up payment provided for by this Section 5.8, will equal the total payments. For purposes of determining the amount of the gross-up payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination or the date that excise tax is withheld by the Company, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes. For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company’s independent auditors prior to the change in control and acceptable to the Executive, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, the Executive will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess if finally determined.
     5.9 Compliance With Internal Revenue Code Section 409A.
          (a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”
          (b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s Separation from Service, with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection, and shall be made subject to the requirements of Section 5.7.
     5.10 No Duty to Mitigate
     Executive shall be entitled to the full severance benefits provided under this Section 5, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts earned by Executive from any other source.
     5.11 Other Severance Benefits.
     To the extent Executive is entitled to receive any severance or similar payment and/or benefits under both the Medicis Pharmaceutical Corporation Amended and Restated Executive Retention Plan (the “Retention Plan”) and this Agreement, Executive shall receive the greater of the payments and/or benefits under this Agreement or the Retention Plan, but shall not be entitled to receive both; provided, however, that the timing and form of payment and/or benefits shall be governed by this Agreement to the extent such payment or benefit is in lieu of any payment or benefit under this Agreement (determined based upon the timing and form of payment and/or benefit that would otherwise have been provided under this agreement).

6. CONFIDENTIALITY
     During the Term, Executive will have access to and become acquainted with various information relating to the Company’s business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally known to or available to the public and/or the industry, and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information” of the Company. Executive further agrees that any documents relating to the business of the Company, whether they are prepared by Executive or come into Executive’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Executive shall not use any Confidential Information of the Company, directly or indirectly, for Executive’s own benefit, or the benefit of any person or entity other than the Company, nor shall Executive disclose Confidential Information to any person or entity other than the Company and its employees, either during the Term or at any time thereafter, except as may be appropriate for Executive to perform his duties as an employee, officer and/or director, directly or indirectly, of the Company. In the event Executive violates this provision during any period in which he is receiving severance under Section 5.7 of this Agreement, in addition to any other remedies the Company may have, the Company may terminate the Severance Payments, Vesting and Severance Benefits under Section 5.7.
7. NON-SOLICITATION/NON-COMPETITION
     7.1 Non-Solicitation. For a period of one year following the date Executive’s employment hereunder is terminated, Executive shall not solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, or recruit, solicit or otherwise induce any such person to perform services for Executive, or any other person, firm or company.
     7.2 Non-Competition.
          (a) Executive acknowledges that the Company does business throughout the world. During the Term, and throughout the Post-Termination Non-Compete Period, as defined in Section 7.2(b) below, unless Executive’s employment is terminated under Sections 5.2, 5.3 or 5.6 following a change of ownership or effective control within the meaning of Section 280G of the Code and the regulations thereunder, Executive shall not, directly or indirectly, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business that engages in the production of dermatological or facial aesthetic products, or similar business (a “Competitor”), during that period in any County of the State of Arizona, any of the States of the United States of America, any country in Europe, other than the Company or its affiliates, or as approved in advance in writing by the CEO of the Company or the Board; provided, however, that Executive’s passive ownership of less than one percent (1%) of the publicly traded securities of any publicly traded entity that engages in the production of dermatological or facial aesthetic products, or similar business, with a market capitalization greater than $500,000,000 at the time of Executive’s investment shall not violate this Section 7.2. Notwithstanding the foregoing, it shall not be a violation of this Section 7.2 for Executive to provide services as an employee, consultant, officer, partner, manager or member of one or more Competitors totaling not more than 20 hours in the aggregate during any month and not more than 150 hours in the aggregate during any 12-month period in any such capacity; provided, that (1) Executive voluntarily resigns from the Company pursuant to Section 5.4 on or after the date Executive reaches the age of 63 and (2) Executive provides the Company with a written certification that Executive does not intend to provide full-time services as an employee, consultant, officer, partner, manager or member of any Competitor.
          (b) For purposes of this Section 7.2, “Post-Termination Non-Compete Period” shall mean the twenty four (24) month period following the Effective Date of Termination; provided, however, that “Post-Termination Non-Compete Period” shall mean (i) the three month period immediately following the Effective Date of Termination, if Executive is terminated under Section 5.5(c) or (f) and Executive is not offered a Section 5.5 Payment of any amount, or (ii) the number of months immediately following the Effective Date of Termination equal to the Multiplier plus three months, if Executive is terminated under Section 5.5(c) or (f) and the Section 5.5 Payment is offered to the Executive.
          (c) In the event Executive violates this Section 7.2 during any period in which he is receiving severance under Section 5.7 of this Agreement, in addition to any other remedies the Company may have, the Company may terminate the Severance Payments, Vesting and Severance Benefits under Section 5.7. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship.
8. ARBITRATION AGREEMENT
     8.1 Claims Subject to Arbitration. Any controversy, dispute or claim between Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.
     The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of Arizona law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.
     The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.
     8.2 Selection of Arbitrator. The Executive and the Company will select a single neutral arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.
     8.3 Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.
     8.4 Location of Arbitration. Arbitration proceedings will be held in Scottsdale, Arizona.
     8.5 Choice of Law. The arbitrator shall apply applicable State and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.
     8.6 Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.
     8.7 Written Opinion and Award. Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.
     8.8 Appeals. The final award may be appealed to another arbitrator who will be chosen by the parties in the same manner as the original arbitrator. All the rules governing judicial appeals of judgments from the Federal District Court for the State of Arizona, the Ninth Circuit Court of Appeals shall apply to any appeal of this award, including but not limited to the time frames, deadlines and the standards of review.
     8.9 Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.
     8.10 Waiver of Right to Jury. Both the Company and Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 8.
9. GENERAL PROVISIONS
     9.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except in the case of Executive’s death. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.
     9.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, AZ 85258
Attention: Chief Executive Officer
Facsimile: 602-808-3875

If to Executive:	Richard J. Havens
8125 North Hayden Road
Scottsdale, AZ 85258
Fax: 602-778-6025
     Any party may change its address for the purpose of this Section 9.2 by giving the other party written notice of its new address in the manner set forth above.
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements; provided, however, that this Agreement shall supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail.

     9.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     9.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     9.6 Attorney’s Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of their own attorneys’ fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding with respect to such claims, except as otherwise provided in Section 8.
     9.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of Arizona without giving effect to the principles of conflict of laws thereof.
     9.8 Non-Disparagement. During Executive’s employment and thereafter, Executive and the Company agree to represent Executive and the Company in a positive light and not to disparage or in any other way communicate to any person or entity any negative information or opinion concerning each other, or the Company’s parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit Executive or the Company from making any statements or taking any actions required by law, or reporting any actions or inactions Executive or the Company believe to be unlawful. This provision shall not be interpreted to require or encourage Executive or the Company to make any misrepresentations.
     9.9 Return of Property. Upon termination of Executive’s employment, Executive shall return to the Company any and all Company property, materials, or equipment in his or her possession, including, without limitation, Company property described in Section 6.
     9.10 Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any out of pocket expenses incurred in and any wages lost by Executive for time spent performing his obligations hereunder.
     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     9.12 Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.
     9.13 Survival. Sections 6, 7, 8, and 9 shall survive the termination of this Agreement. If Executive becomes entitled to the Severance Payment, Vesting and Severance Benefits under Section 5.7 and/or payments under Section 5.8 in connection with the termination of this Agreement, the Company’s obligation to make such payments and provide such benefits shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY:

Medicis Pharmaceutical Corporation, a Delaware corporation

By:	/s/ Jonah Shacknai Jonah Shacknai	July 25, 2006 Date
Its: Chairman of the Board of Directors and Chief Executive Officer

EXECUTIVE:

/s/ Richard J. Havens Richard J. Havens		July 18, 2006 Date